Exhibit (e)(i)(B)

DIREXION FUNDS

DISTRIBUTION AGREEMENT

SCHEDULE A

Direxion Monthly Emerging Markets Bull 2X Fund
Direxion Monthly NASDAQ-100® Bull 2X Fund
Direxion Monthly S&P 500® Bull 2X Fund	Direxion Monthly S&P 500® Bear 2X Fund
Direxion Monthly Small Cap Bull 2X Fund	Direxion Monthly Small Cap Bear 2X Fund
Direxion Monthly 7-10 Year Treasury Bull 2X Fund	Direxion Monthly 7-10 Year Treasury Bear 2X Fund
Direxion Monthly China Bull 2X Fund	Direxion Monthly Commodity Bull 2X Fund
Direxion Monthly Latin America Bull 2X Fund

Evolution Managed Bond Fund	Dynamic HY Bond Fund
Evolution Market Leaders Fund	Direxion Indexed Commodity Strategy Fund
Evolution Alternative Investment Fund	Direxion Indexed Managed Futures Strategy Fund
Evolution All-Cap Equity Fund
Direxion/Wilshire Dynamic Fund	Direxion Long/Short Global Currency Fund
HCM Freedom Fund

Last Revised: August 14, 2013.

SCHEDULE B

DISTRIBUTION AGREEMENT among the DIREXION FUNDS,

RAFFERTY ASSET MANAGEMENT, LLC and

RAFFERTY CAPITAL MARKETS, LLC

Pursuant to Section 9 of the Distribution Agreement among the Direxion Funds (the “Trust”), Rafferty Asset Management, LLC (“Adviser”) and Rafferty Capital Markets, LLC (“Distributor”), Adviser shall pay to Distributor the following amounts:

$15,000 per year for the 1st portfolio

$1,500 per year for each additional portfolio

$200 per advertising piece reviewed and filed with FINRA

$1,100 per year per registered representative, plus all associated FINRA and state fees for registered representatives, including license and renewal fees

Last Revised: July 1, 2013.

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